SharpSpring Divests SMTP Relay Business for $15 Million

Strategic Divestiture Increases SharpSpring’s Focus and Resources on its Growing Marketing Automation Platform

GAINESVILLE, FL – June 28, 2016 – SharpSpring, Inc. (NASDAQ: SHSP), a global provider of cloud-based marketing technologies, has sold its SMTP relay business unit to the Electric Mail Company for $15 million in aggregate consideration before adjustments, transaction-related fees, taxes, and expenses.

Under the asset purchase agreement, the Electric Mail Company acquired SharpSpring’s SMTP customers and certain other contracts, intellectual property rights, goodwill, and other assets related to its SMTP business unit. All of the company’s executives will remain with SharpSpring. Additionally, in order to ensure the smooth operation and transfer of the business, SharpSpring will provide support and transition services over the next few months.

“This transaction represents the continued execution of our strategy to strengthen our focus and alignment behind our marketing automation business,” said SharpSpring CEO Rick Carlson. “By divesting the SMTP business, we are able to strengthen our balance sheet and commit 100% of our resources to the success of our higher-growth marketing automation platform.”

Carlson continued: “In addition to divesting the SMTP business, we are also announcing that we have completed the migration of GraphicMail customers to the SharpSpring Marketing Platform. Today, more than 12,000 businesses are using the SharpSpring Marketing Platform to drive leads and revenue into their businesses. With our entire operations now streamlined, we can more effectively leverage our price and product advantages in the marketing automation market, and continue to capture significant market share from incumbent industry players like Hubspot, Marketo, Act-On and Pardot.

Management will provide additional details on its business and financial outlook on the company’s second quarter earnings call to be held in early August 2016.

About SharpSpring, Inc.

SharpSpring, Inc. (SHSP) is a rapidly growing, global provider of cloud-based marketing automation solutions that enable businesses to improve lead generation and engagement to drive more sales.  The company’s product lines, which include SharpSpring and SharpSpring Mail+, are known for their innovation, flexible architecture, ease of use, and cost-effectiveness — all backed by high-quality, multilingual customer support. Learn more at www.sharpspring.com and www.sharpspringmail.com.

SharpSpring Contact:

Edward Lawton

Chief Financial Officer

617-500-0122

ir@sharpspring.com

Investor Relations for SharpSpring:

Liolios Group, Inc.

Matt Glover or Najim Mostamand

949-574-3860

SHSP@liolios.com